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                                                               EXHIBIT 99-B.4.17

                                     FORM OF

                        RELIASTAR LIFE INSURANCE COMPANY

                                   ENDORSEMENT


The Contract, Policy and/or Certificate is hereby endorsed as follows:

NORTHERN LIFE INSURANCE COMPANY was merged with and into its parent company, RELIASTAR LIFE INSURANCE COMPANY, as of October 1, 2002. Accordingly,

1.  The address of the issuing company is:

    Home Office
    ReliaStar Life Insurance Company
    20 Washington Avenue South
    Minneapolis, MN  55401

2. All references to NORTHERN LIFE INSURANCE COMPANY in the Contract, Policy and/or Certificate are hereby changed to RELIASTAR LIFE INSURANCE COMPANY.

3. All references to the state of Washington in the Contract, Policy and/or Certificate are hereby changed to the state of Minnesota.

4. All other terms and conditions of the Contract, Policy and/or Certificate remain the same.

5. For Contracts, Policies and/or Certificates issued prior to October 1, 2002, ReliaStar has assumed by operation of law all of the liabilities and obligations under the Contract, Policy and/or Certificate according to the terms and conditions set forth therein, as a result of the merger described above.



Endorsed and made a part of the Contract, Policy and/or the Certificate, whichever is applicable, as of October 1, 2002 or the effective date of the Contract, Policy and/or Certificate, if later.





/s/ Paula Cludray Engelke                      /s/ Chris D. Schreier
    Secretary                                      President

Secretary                                      President
ReliaStar Life Insurance Company               ReliaStar Life Insurance Company









86-329 (10/02)